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                November 15, 2023

       Alex Xu
       Chief Financial Officer
       Qifu Technology, Inc.
       7/F Lujiazui Finance Plaza
       No. 1217 Dongfang Road
       Pudong New Area , Shanghai 200122
       People   s Republic of China

                                                        Re: Qifu Technology,
Inc.
                                                            Form 20-F for the
Year Ended 2022
                                                            Filed April 27,
2023
                                                            File No. 001-38752

       Dear Alex Xu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Finance